UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2014

Commission file number 001-16111
GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
David E. Mangum Appointed as President and Chief Operating Officer

On May 21, 2014, the Board of Directors (the “Board”) of Global Payments Inc. (the “Company”) promoted David E. Mangum from Senior Executive Vice President and Chief Financial Officer to President and Chief Operating Officer, effective June 30, 2014. In this new role, Mr. Mangum will oversee the Company’s United States, Canadian and Latin American businesses along with worldwide operations, risk management and product strategy. Mr. Mangum has served as Senior Executive Vice President and Chief Financial Officer of the Company since August 2011 and Executive Vice President and Chief Financial Officer of the Company from 2008 to August 2011.

Effective June 30, 2014, Mr. Mangum will no longer serve as Chief Financial Officer. There are no family relationships between Mr. Mangum and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Mangum that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Jeffrey S. Sloan will continue to serve as Chief Executive Officer, and effective June 30, 2014, will no longer serve as President.

Mr. Mangum will receive an increase in compensation as a result of his promotion. The Company will file an amendment to this Current Report on Form 8-K when the modifications to the employment agreements for Messrs. Mangum and Sloan have been finalized.

Cameron M. Bready Appointed as Executive Vice President and Chief Financial Officer

On May 21, 2014, the Board appointed Cameron M. Bready as Executive Vice President and Chief Financial Officer, effective June 30, 2014. In this role, Mr. Bready will be responsible for all of the Company’s global financial operations, including Finance, Treasury, Accounting and Tax. Mr. Bready, age 42, has served as Executive Vice President and Chief Financial Officer of ITC Holdings Corp. (“ITC”), an independent electric transmission company listed on the New York Stock Exchange, since January 2011, where he was responsible for ITC’s accounting, finance, treasury and other related financial functions. Mr. Bready served as ITC’s Senior Vice President and Chief Financial Officer from April 2009 to January 2011 and also served as Treasurer from April 2009 until February 2012.

On May 21, 2014, the Company entered into an employment agreement with Mr. Bready (the “Agreement”) that will become effective on June 30, 2014 (the “Effective Date”). Pursuant to the Agreement, which has an initial term of three years, Mr. Bready will receive a base annual salary of $500,000, plus annual at-risk incentive cash bonus opportunities and equity awards that will be determined annually based on a range of specific objectives reflecting his area and scope of responsibility. His initial target annual cash bonus opportunity will be set at 85% of his base salary, without proration. The Compensation Committee of the Board set his annual equity target for fiscal year 2015 pursuant to the Company’s 2011 Incentive Equity Plan at $1,250,000, which will be earned in a manner consistent with the fiscal year 2015 grants for the Company’s other senior executives. In addition, as compensation for the forfeiture of Mr. Bready’s unvested time-based restricted shares, and options to purchase shares, of ITC’s common stock in connection with his transition to the Company, he will receive, within 30 days of the commencement of his employment with the Company, a one-time grant of $1,900,000 in restricted shares of the Company’s common stock, which will vest in equal installments over the first four anniversaries of the grant date. Mr. Bready will also receive a one-time cash relocation allowance of $250,000 and will be entitled to participate in all other employee benefit plans made available to executive officers of the Company, including plans relating to savings and welfare, health, disability and vacation.

The Agreement will be terminated upon Mr. Bready’s death, disability or retirement and may be terminated at any time by the Company with or without “cause” (as defined therein) or by Mr. Bready for “good reason” (as defined therein) or no reason. Depending on the reason for the termination and when it occurs, Mr. Bready will be entitled to severance benefits as set forth in the Agreement. During the term of the Agreement and for 24 months thereafter, Mr. Bready may not compete with the Company, solicit the Company’s customers or recruit the Company’s employees or sales agents.

There are no family relationships between Mr. Bready and any of the Company’s directors or executive officers, and the Company has not entered into any transactions with Mr. Bready that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On May 22, 2014, the Company issued a press release announcing the appointment of Mr. Mangum as President and Chief Operating Officer and Mr. Bready as Executive Vice President and Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Cameron M. Bready and the Company, dated as of May 21, 2014.
99.1	Press Release issued on May 22, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: May 23, 2014	By: /s/ David L. Green
David L. Green
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Cameron M. Bready and the Company, dated as of May 21, 2014.
99.1	Press Release issued on May 22, 2014.